Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement No. 333-127744 on Form S-8 of Bois d’Arc Energy, Inc. of our report dated March 13, 2006 with respect to the consolidated financial statements of Bois d’Arc Energy, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2005.
/s/ ERNST & YOUNG LLP
Dallas, Texas
March 13, 2006